Exhibit 99.5

Risks Related to the COVID-19 Pandemic

Our business, results of operations, financial condition, cash flows and stock price have and may continue to be adversely affected by pandemics, epidemics or other public health emergencies, such as the recent outbreak of COVID-19.

Our business, results of operations, financial condition, cash flows and stock price have and may continue to be adversely affected by pandemics, epidemics or other public health emergencies, such as the recent international outbreak of COVID-19. In March 2020, the World Health Organization characterized COVID-19 as a pandemic, and the President of the United States declared the COVID-19 outbreak a national emergency. The outbreak has resulted in governments around the world implementing stringent measures to help control the spread of the virus, including quarantines, “shelter in place” and “stay at home” orders, travel restrictions, business curtailments, school closures, and other measures. In addition, governments and central banks in several parts of the world have enacted fiscal and monetary stimulus measures to counteract the impacts of COVID-19.

Among other impacts to date, we believe the outbreak has and may continue to negatively impact demand for our products, including Culex, in-vivo sampling systems. We have also had clients delay or postpone some large service segment programs. We estimate that the impact on revenue in fiscal 2020 from program delays and postponements was approximately $2.0 million. The measures we have and may continue to take in response to the outbreak may also impact our business. In response to the outbreak we applied for and were granted a Paycheck Protection Program loan (the “PPP Loan”) in the aggregate amount of $5,051,282.  On July 16, 2021, $4,850,665 of our PPP Loan was forgiven. The portion of the PPP Loan that was not forgiven, and any further borrowings, may result in increased leverage and interest expense. In addition, the pandemic has prompted the adoption of additional safety protocols, periods of remote operation for certain of our employees and other adjustments to our business practices.

The outbreak of COVID-19 and preventive or protective actions taken by governmental authorities may continue to have a material adverse effect on our and our customers’ and suppliers’ respective operations, including with respect to the potential for business shutdowns or disruptions. The extent to which COVID-19 may continue to adversely impact our business depends on future developments, which are highly uncertain and unpredictable, depending upon the severity and duration of the outbreak and the effectiveness of actions taken globally to contain or mitigate its effects. Future financial impact cannot be estimated reasonably at this time, but may materially adversely affect our business, results of operations, financial condition and cash flows. Even after the COVID-19 pandemic has subsided, we may experience materially adverse impacts to our business due to any resulting economic recession or depression and demand for our products and services. Additionally, concerns over the economic impact of COVID-19 have caused extreme volatility in financial and other capital markets which has and may continue to adversely impact our stock price and our ability to access capital markets including to refinance existing obligations. To the extent the COVID-19 pandemic adversely affects our business and financial results, it may also have the effect of exacerbating many of the other risks described herein or other risks not presently known to us or that we currently deem immaterial.

Risks Related to the Industries We Serve

We depend on the pharmaceutical and biotechnology industries.

We believe that due to the significant investment in facilities and personnel required to support drug development, pharmaceutical and biotechnology companies look to outsource some or all of those services. By doing so, they can focus their resources on their core competency of drug discovery, while obtaining the outsourced services from a full-service provider like us. Our revenues depend greatly on the expenditures made by these pharmaceutical and biotechnology companies in research and development. In some instances, companies in these industries are reliant on their ability to raise capital in order to fund their research and development projects and to compensate us for services rendered. Accordingly, economic factors and industry trends that affect our clients in these industries also affect our business. If companies in these industries were to reduce the number or scope of research and development projects they conduct or outsource, our business could be materially adversely affected.

A reduction in research and development budgets at pharmaceutical and biotechnology companies may adversely affect our business.

Our clients include researchers at pharmaceutical and biotechnology companies. Our ability to continue to grow and win new business depends in large part upon the ability and willingness of the pharmaceutical and biotechnology industries to continue to spend on research and development and to purchase the products and outsource the services we provide. Fluctuations in the research and development budgets of these researchers and their organizations could have a significant effect on the demand for our products and services. Research and development budgets fluctuate due to changes in available resources, mergers of pharmaceutical and biotechnology companies, spending priorities and institutional budgetary policies, among other reasons. Our business could be adversely affected by any significant decrease in life sciences research and development expenditures by pharmaceutical and biotechnology companies. Economic factors, industry trends and global pandemics, such as COVID-19, that affect our clients in these industries also affect our business.

Risks Related to our Operations

We rely on a limited number of key clients, the importance of which may vary dramatically from year to year, and a loss of one or more of these key clients may adversely affect our operating results.

Five clients accounted for approximately 18% of our total sales for the nine months ended June 30, 2021, approximately 23.2% of our total sales in fiscal 2020 and approximately 22.6% of our total sales in fiscal 2019. The loss of a significant amount of business from one or more of our major clients would materially and adversely affect our results of operations until such time, if ever, as we are able to replace the lost business. Significant clients or projects in any one period may not continue to be significant clients or projects in other periods. In any given year, there is a possibility that a single pharmaceutical company may account for a significant percentage of our total revenue or that our business may depend on one or more large projects. Since we do not have long-term contracts with most of our clients, the importance of a single client may vary dramatically from year to year as projects end and new projects begin. To the extent that we are dependent on any single client, we are indirectly subject to risks related to that client, including if such risks impede the client’s ability to stay in business or otherwise to make timely payments to us.

We operate in a highly competitive industry.

The CRO services industry is highly competitive. We often compete for business not only with other CROs, but also with internal discovery and development departments within our client companies. The industry has historically been diverse with more than 1,000 CROs around the globe, ranging from small, regional niche laboratories up to global comprehensive service providers with tens of thousands of employees. As a result of competitive pressures, our industry experienced consolidation in recent years. This trend is likely to produce more competition among the larger companies for both clients and acquisition candidates. Offshore CROs have provided increasing competitive pressures, although we believe the pandemic has made Asian CROs a less attractive option for many western clients.

The majority of our clients’ contracts can be terminated upon short notice.

Most of our contracts for CRO services are terminable by the client upon 30 days’ notice. Clients terminate or delay their contracts for a variety of reasons, including but not limited to:

●	products being tested fail to satisfy safety requirements;
●	products having undesired clinical results;
●	the client deciding to forego a particular study;
●	inability to enroll enough patients in the study;
●	inability to recruit enough investigators;
●	production problems causing shortages of the drug; and
●	actions by regulatory authorities.

Although our contracts frequently entitle us to receive the costs of winding down the terminated projects, as well as all fees earned by us up to the time of termination, and some of our contracts entitle us to a termination fee, the loss, reduction in scope or delay of a large contract or the loss or delay of multiple contracts could materially adversely affect our business.

We may bear financial risk if we under-price our contracts or overrun cost estimates.

Since some of our contracts are structured as fixed price or fee-for-service, we bear the financial risk if we initially under-price our contracts or otherwise overrun our cost estimates. Significant under-pricing or cost overruns could have a material adverse effect on our business, results of operations, financial condition, and cash flows.

Providing CRO services creates a risk of liability.

We could be held liable for errors and omissions in connection with the services we perform. In certain circumstances, we seek to manage our liability risk through contractual provisions with clients requiring indemnification by the clients or coverage under the clients’ product liability insurance policies. The financial performance of our client indemnifying parties is not secured. Therefore, we bear the risk that the indemnifying party may not have the financial ability, or may otherwise fail, to fulfill its indemnification obligations or that the liability could exceed the amount of applicable client insurance, if any. In the event that we are unable to reach indemnification or insurance coverage arrangements with our clients to appropriately cover our potential losses, our insurance coverage may not adequately cover such losses. Relevant insurance coverage may also not always be available to us on acceptable terms or at all.

Our business uses biological and hazardous materials, which could injure people or violate laws, resulting in liability that could adversely impact our financial condition and business.

Our activities involve the controlled use of potentially harmful biological materials, as well as hazardous materials, chemicals and various radioactive compounds. We cannot completely eliminate the risk of accidental contamination or injury from the use, storage, handling or disposal of these materials. In the event of contamination or injury, we could be held liable for damages that result, and any liability could exceed our insurance coverage and ability to pay. Any contamination or injury could also damage our reputation, which is critical to obtaining new business. In addition, we are subject to federal, state and local laws and regulations governing the use, storage, handling and disposal of these materials and specified waste products. The cost of compliance with these laws and regulations is significant and if changes are made to impose additional requirements, these costs could increase and have an adverse impact on our financial condition and results of operations.

Our animal populations may suffer diseases that can damage our inventory, harm our reputation, result in decreased sales of our services or research products or result in other liability.

It is important that our animal populations be free of diseases, including infectious diseases. The presence of diseases can distort or compromise the quality of research results, can cause loss of animals in our inventory, can result in harm to humans or outside animal populations if the disease is not contained to animals in inventory, or can result in other losses. Such results could harm our reputation or have a material adverse effect on our financial condition, results of operations, and cash flows.

Our products business depends on our intellectual property.

Our products business depends, in part, on our ability to obtain patents in various jurisdictions on our current and future technologies and products, to defend our patents and protect our trade secrets and to operate without infringing on the proprietary rights of others. Our patents may be challenged by third parties and, if challenged, may not be held valid. In addition, technologies or products developed by us may be challenged by third parties owning relevant patent rights and, if challenged, could be found to infringe on those patent rights. The expense involved in patent litigation can be significant, even where challenges may lack merit. We also rely on unpatented proprietary technology, which subjects us to risk that others may independently develop or obtain similar products or technologies.

Risks Related to our Financial Activities

We have experienced periods of losses and financial insecurity.

Throughout our history, we have experienced periods of financial losses and financial hardship. Our current efforts may not result in profitability, or if our efforts result in profits, such profits may not continue for any meaningful period of time. In order to finance our acquisition of Seventh Wave Laboratories, LLC’s and Smithers Avanza’s and Preclinical Research Service’s businesses and the expansion of BAS Evansville’s facilities, we have significantly increased our leverage. Sustained losses may result in our inability to service our financial obligations as they come due, including the additional indebtedness we have incurred to support our growth initiatives, or to meaningfully invest in our business.

Our failure to comply with the terms of our existing credit agreement could result in an event of default that could materially adversely affect our business, financial condition and results of operations.

If there were an event of default under our existing credit agreement, First Internet Bank could cause all amounts outstanding under that agreement to be due and payable immediately or exercise other available remedies, which may have an adverse impact on our business, financial condition and results of operations. An event of default may occur should our assets or cash flow be insufficient to fully repay borrowings under our existing credit agreement, whether paid in the ordinary course or accelerated, or if we are unable to maintain compliance with relevant obligations thereunder, including financial and other covenants. Various risks and uncertainties, including those arising as a result of COVID-19, may impact our ability to comply with our obligations under the existing credit agreement. For example, based in part on the impact of COVID-19 on our operations and financial performance, First Internet Bank agreed to suspend or modify testing of the Fixed Charge Coverage Ratio and the Cash Flow Leverage Ratio covenants under the existing credit agreement for the June 30, 2020, September 30, 2020 and December 31, 2020 compliance periods. Absent these suspensions and modifications, we would not have been in compliance with the covenants for the June 30, 2020 and September 30, 2020 measurement periods and we expect that we would not have been in compliance with the covenants for the December 31, 2020 measurement period. The modification on August 13, 2020 also updated the definition of Total Funded Debt to at least temporarily exclude Paycheck Protection Program funding received by us in connection with the pandemic. Should the pandemic or other factors continue to negatively impact our business, those developments might cause us to fail to comply with the covenants under our existing credit agreement.

In connection with our acquisitions of the Seventh Wave Laboratories, LLC, Smithers Avanza Laboratories, and Preclinical Research Services businesses and the expansion of our facilities in Evansville, Indiana, we have significantly increased our level of indebtedness, as well as our ability to incur further indebtedness under relevant lines of credit. Our ability to service this indebtedness will depend, in part, on the success of our operations and our ability to generate sufficient cash flow therefrom.

Risks Related to Regulation

Changes in government regulation or in practices relating to the pharmaceutical industry could change the demand for the services we provide.

Governmental agencies throughout the world, but particularly in the United States, strictly regulate the drug development process. Our business involves helping pharmaceutical and biotechnology companies comply with the regulatory drug approval process. Changes in regulation, such as a relaxation in regulatory requirements or the introduction of simplified drug approval procedures, or an increase in regulatory requirements that we may have difficulty satisfying, or that make our services less competitive, could substantially change the demand for our services. Also, if governments increase efforts to contain drug costs and pharmaceutical and biotechnology company profits from new drugs, our clients may spend less, or slow the pace of increased spending, on research and development.

Any failure by us to comply with existing regulations could harm our reputation and operating results.

Any failure on our part to comply with existing regulations could result in the termination of ongoing research or the disqualification of data for submission to regulatory authorities. For example, if we were to fail to properly monitor compliance with study protocols, the data collected could be disqualified. Under such circumstances, we may be contractually required to repeat a study at no further cost to the client, but at substantial cost to us. That development would harm our reputation, our prospects for future work and our operating results. Furthermore, the issuance of a notice from the FDA based on a finding of a material violation by us of good clinical practice, good laboratory practice or good manufacturing practice requirements could materially and adversely affect our business and financial performance.

Privacy regulations could increase our costs or limit our services.

U.S. Department of Health and Human Services regulations under the Health Insurance Portability and Accountability Act of 1996 demand compliance with patient privacy and confidentiality requirements. In addition, some state governments are considering more stringent regulations. The General Data Protection Regulation (GDPR), which became effective in May 2018, imposes heightened obligations on businesses that control and manage the personal data of E.U. citizens. These and similar regulations might require us to increase our investment in security or limit the services we offer. We could be found liable if we fail to meet existing or proposed regulations on privacy and security of health information.

Risks Related to Research and Development

Our future success depends on our ability to keep pace with rapid technological changes that could make our services and products less competitive or obsolete.

The biotechnology, pharmaceutical and medical device industries generally, and contract research services more specifically, are subject to increasingly rapid technological changes. Our competitors or others might develop technologies, services or products that are more effective or commercially attractive than our current or future technologies, services or products, or that render our technologies, services or products less competitive or obsolete. If competitors introduce superior technologies, services or products and we cannot make enhancements to our counterparts to remain competitive, our competitive position, and in turn our business, revenues and financial condition, would be materially and adversely affected. Many of our competitors have superior financial and human resources deployed toward research and development efforts. Our relatively constrained financial and human resources may limit our ability to effectively keep pace with relevant technological changes.

We may incur expenses on potential products that we never successfully develop or commercialize.

We have incurred and expect to continue to incur research and development and other expenses in connection with our Products business. We might never successfully develop or commercialize potential products to which we devote resources for numerous reasons, including:

●	inability to develop products that address our clients’ needs;
●	competitive products with superior performance;
●	patent conflicts or unenforceable intellectual property rights;
●	demand for the particular product; and
●	other factors that could make the product uneconomical.

Incurring expenses for a potential product that is not successfully developed and/or commercialized could have a material adverse effect on our business, financial condition, prospects and stock price.

Risks Related to Technology and Cybersecurity

We may be at risk of cyber-attacks or other security breaches that could compromise sensitive business information, undermine our ability to operate effectively and expose us to liability, which could cause our business and reputation to suffer.

Cyber-attacks or security breaches could compromise confidential client information, cause a disruption in our operations, harm our reputation and expose us to liability, which in turn could negatively impact our business and the value of our common shares. As a routine element of our business, we collect, analyze, and retain substantial amounts of data pertaining to the clinical and non-clinical studies we conduct for our clients. We also maintain other sensitive client information, information regarding intellectual property related to our Products segment and other business-critical information, including personally identifiable information of our employees. Our employees, some of whom have access to such information, have and will likely continue to receive “phishing” e-mails intended to trick recipients into surrendering their usernames and passwords. We cannot completely protect against the possibility that sensitive information may be accessed, publicly disclosed, lost or stolen, via phishing attempts or other circumstances.

Our success depends in part on the efficient and uninterrupted operation of our computer and communications systems. A cyber breach of our computer and communications systems could also impede several aspects of our business, as described below under the caption “Hardware or software failures, delays in the operations of our computer and communications systems or the failure to implement system enhancements could harm our business.”

We utilize cybersecurity technologies, processes and practices which are designed to protect our networks, computers, programs and data from attack, damage or unauthorized access, but they may not be effective or work as designed. Our contracts with our clients typically contain provisions that require us to keep confidential the information generated from our studies. A cyber-attack could result in a breach of those provisions or other negative outcomes, including legal claims or proceedings, investigations, potential liabilities under laws that protect the privacy of personal information, delays and other impediments to our clients’ discovery and development efforts, ransomware demands and related delays, damage to our reputation and a negative impact on our financial results and the value of our common shares.

Hardware or software failures, delays in the operations of our computer and communications systems or the failure to implement system enhancements could harm our business.

We operate large and complex computer systems that contain significant amounts of client data. Our success depends on the efficient and uninterrupted operation of our computer and communications systems. A failure of our network or data gathering procedures could impede the processing of data, delivery of databases and services, client orders and day-to-day management of our business and could result in the corruption or loss of data. While we have disaster recovery plans in place for our operations, they might not adequately protect us. Despite any precautions we take, damage from fire, floods, hurricanes, power loss, telecommunications failures, computer viruses, break-ins and similar events at our facilities could result in interruptions in the flow of data to our servers and from our servers to our clients. In addition, any failure by our computer environment to provide our required data communications capacity could result in interruptions in our service. In the event of a delay in the delivery of data, we could be required to transfer our data collection operations to an alternative provider of server hosting services. Such a transfer could result in delays in our ability to deliver our products and services to our clients. Additionally, significant delays in the planned delivery of system enhancements, improvements and inadequate performance of the systems once they are completed could harm our business. Finally, long-term disruptions in our computer and communications infrastructure caused by events such as natural disasters, the outbreak of war, the escalation of hostilities and acts of terrorism, particularly involving cities in which we have offices, could adversely affect our businesses. Although we carry property and business interruption insurance, our coverage might not be adequate to compensate us for all losses that may occur.

Risks Related to Share Ownership

Our share price could continue to be volatile and our trading volume may fluctuate substantially.

The market price of our common shares has historically been and might continue to be volatile. Many factors may have a significant impact on the future price of our common shares, including:

●	our failure to successfully implement our business objectives;
●	compliance with ongoing regulatory requirements;
●	market acceptance of our products;
●	technological innovations, new commercial products or drug discovery efforts and preclinical and clinical activities by us or our competitors;
●	changes in government regulations;
●	pandemics, epidemics or other public health emergencies, such as the recent international outbreak of COVID-19;
●	general economic conditions and other external factors;
●	actual or anticipated fluctuations in our quarterly financial and operating results;
●	ability to fund future growth;
●	the degree of trading liquidity in our common shares; and
●	our ability to meet the minimum standards required for remaining listed on the NASDAQ Capital Market.

Factors which may impact the price of our common shares include influences beyond our control, such as market conditions and changes in the pharmaceutical and biotechnology industries we serve. The stock market, and in particular the market for pharmaceutical and biotechnology company stocks, has experienced periods of significant price and volume fluctuations, including most recently as a result of the COVID-19 pandemic. Volatility and valuation decline have affected the market prices of securities issued by many companies, often for reasons unrelated to their operating performance, and might adversely affect the price of our common shares.

Anti-takeover provisions in our organizational documents and under Indiana law may discourage or prevent a change in control, even if a sale of us would benefit our shareholders, which could cause our stock price to decline and prevent attempts by shareholders to replace or remove our current management.

Our Second Amended and Restated Articles of Incorporation and Second Amended and Restated Bylaws contain provisions that may delay or prevent a change in control, discourage bids at a premium over the market price of our common shares, harm the market price of our common shares, and diminish the voting and other rights of the holders of our common shares. These provisions include:

●	dividing our board of directors into three classes serving staggered three-year terms;
●	authorizing our board of directors to issue preferred stock and additional common shares without shareholder approval;

●	requiring one or more written demands signed and dated by holders of at least 25% of all the votes entitled to be cast on any issue proposed to be considered at a special meeting for shareholders to call a special meeting;
●	prohibiting our shareholders from amending our Second Amended and Restated Bylaws; and
●	requiring advance notice for nominating directors at shareholders’ meetings.

Our board of directors also has the ability to adopt a shareholder rights agreement, sometimes called a “poison pill,” providing for the issuance of a new series of preferred stock to holders of common shares. In the event of a takeover attempt, this preferred stock would give rights to holders of common shares (other than the potential acquirer) to buy additional common shares at a discount, leading to the dilution of the potential acquirer’s stake. The board’s ability to adopt a poison pill may discourage potential takeover offers, particularly by suitors the board may view as unfavorable transaction partners.

As an Indiana corporation, we are governed by the Indiana Business Corporation Law (as amended from time to time, the “IBCL”). Under specified circumstances, certain provisions of the IBCL related to control share acquisitions, business combinations, and constituent interests may delay, prevent, or make more difficult unsolicited acquisitions or changes of control. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish Company transactions that shareholders might deem to be in their best interest.

If we are unable to maintain listing of our securities on the NASDAQ Capital Market or another reputable stock exchange, it may be more difficult for our shareholders to sell their securities.

NASDAQ requires listed issuers to comply with certain standards in order to remain listed on its exchange. If, for any reason, NASDAQ should delist our securities from trading on its exchange and we are unable to obtain listing on another reputable national securities exchange, a reduction in some or all of the following may occur, each of which could materially adversely affect our shareholders:

●	the liquidity of our common shares;
●	the market price of our common shares;
●	our ability to obtain financing for the continuation of our operations;
●	the number of institutional and general investors that will consider investing in our common shares;
●	the number of market makers in our common shares;
●	the availability of information concerning the trading prices and volume of our common shares; and
●	the number of broker-dealers willing to execute trades in shares of our common shares.

We have never paid cash dividends and currently do not intend to do so.

We have never declared or paid cash dividends on our common shares. We currently plan to retain any earnings to finance the growth of our business rather than to pay cash dividends. Payments of any cash dividends in the future will depend on our financial condition, results of operations and capital requirements, as well as other factors deemed relevant by our board of directors.

Risks Related to our Merger and Acquisition Activities

We have and may further expand our business through acquisitions, which exposes us to various risks. Our recent acquisitions pose certain incremental risks to us.

We review acquisition candidates as part of our continuing business strategy. Recently, we acquired the Seventh Wave Laboratories, LLC, Smithers Avanza Toxicology Services LLC, Preclinical Research Services, Bolder BioPath, Inc., HistoTox Laboratories, Inc. and Gateway Pharmacology Labs, LLC businesses, which constitute a significant portion of our operations. Factors which may affect our ability to effectively pursue acquisition targets or to grow successfully through completed acquisitions, including our recent acquisitions, include:

●	our inability to obtain financing for the acquisition of targets;
●	difficulties and expenses in connection with integrating acquired companies and achieving expected benefits, including as related to the integration of departments, accounting and other systems, technologies, books and records and procedures;
●	diversion of management’s attention from daily operations to various integration activities;
●	the potential for disruption of prior operations and plans;
●	the risk that acquisitions could be dilutive to earnings, or in the event of acquisitions made through the issuance of our common shares to the shareholders of the acquired company, dilutive to the percentage ownership of our existing stockholders;
●	the possibility that we may be adversely affected by risks facing the acquired companies, including potential losses resulting from undiscovered liabilities of acquired companies not covered by the indemnification we may obtain from the sellers;
●	risks associated with the assimilation and retention of employees, including key employees;
●	the potential loss of, or adverse effects on, existing business relationships the acquired business has with suppliers and clients;
●	the potential need to address relevant internal control over financial reporting and disclosure control and procedures matters;
●	possible deficiencies in operational processes and procedures;
●	risks associated with carrying a relatively significant level of debt in a cyclical business; and
●	the ability of our management team to manage expanded operations to meet operational and financial expectations.

We may fail to realize anticipated strategic and financial benefits from recent acquisitions.

We may not realize all of the anticipated benefits of our recent acquisitions. These acquisitions may not further our business strategy as we expect, we may fail to realize the synergies and other benefits we expect from the acquisitions or we may otherwise not realize the expected return on our investments, any one of which outcomes could adversely affect our business or operating results and potentially cause impairment to assets that were recorded as a part of the acquisitions, including intangible assets and goodwill.

Our due diligence of our recently acquired businesses may not have identified all pertinent risks, which could materially affect our business, financial condition, liquidity and results of operations.

As part of our merger and acquisition due diligence, we utilize information provided by relevant sellers. As is true with any merger and acquisition transaction, we may not be aware of all liabilities of the acquired business at the time of acquisition. Potential incremental liabilities and additional risks and uncertainties related to our recently acquired businesses not known or fully appreciated by us could negatively impact our future business, financial condition and results of operations.

General Risk Factors

The loss of key personnel could adversely affect our business.

Our success depends to a significant extent upon the efforts of our senior management team and other key personnel. The loss of the services of such personnel could adversely affect our business. Also, because of the nature of our business, our success depends upon our ability to attract, train, manage and retain technologically qualified personnel. There is substantial competition for qualified personnel, and an inability to recruit or retain qualified personnel may impact our ability to grow our business and compete effectively in our industry.

We rely on third parties for important services.

We have historically depended on third parties to provide us with services critical to our business, including without limitation transportation services. The failure of third parties to adequately provide needed services or our determination to forgo non-critical services, could have a material adverse effect on our business.

If we are unable to maintain effective internal control over financial reporting or disclosure controls and procedures, the accuracy and timeliness of our financial and other reporting may be adversely affected. As a result, our current and potential investors could lose confidence in our financial reporting, which would harm our business and the trading price of our stock.

Maintaining effective internal controls over financial reporting is necessary for us to produce reliable financial statements and prevent fraud. Moreover, we must maintain effective disclosure controls and procedures in order to provide reasonable assurance that the information required to be reported in our periodic reports filed with the SEC is recorded, processed, summarized and reported within the time periods specified by the SEC’s rules and forms, and that such information is accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer, as appropriate to allow timely decisions regarding required disclosure.

We have in the past discovered, and may in the future discover, areas of our internal controls over financial reporting and disclosure controls and procedures that need improvement. We have devoted, and will continue to devote, significant resources to improve these controls and procedures. However, despite our efforts, we may not be able to maintain effective internal controls over financial reporting and disclosure controls and procedures. If we are unable to maintain effective internal controls over financial reporting or disclosure controls and procedures or remediate any material weakness, it could result in a material misstatement of our consolidated financial statements that would require a restatement or other materially deficient disclosures, investor confidence in the accuracy and timeliness of our financial reports and other disclosures may be adversely impacted, and the market price of our common shares could be negatively impacted.

Like other SEC-reporting companies, our management must assess the effectiveness of our internal control over financial reporting as of the end of each of our fiscal years and report its assessment in our related annual report on Form 10-K. The registered public accounting firms of many public companies are required to provide an attestation of management’s assessment of the effectiveness of internal controls. However, while we continue to be a smaller reporting company, our outside auditors will not be required to provide such an assessment.  We will determine after the closing of the merger whether we will cease to be a smaller reporting company for purposes of our next annual report for the fiscal year ending September 30, 2021. If our management is unable to conclude that our internal controls are effective, or if, after we cease to be a smaller reporting company, our auditors are unable to agree with our management’s assessment that our internal controls are effective, investors may lose confidence in our financial disclosures, and our operating results and the trading price of our common stock could suffer.

Unfavorable general economic conditions may materially adversely affect our business.

While it is difficult for us to predict the impact of general economic conditions on our business, these conditions could reduce client demand for some of our products or services, which could cause our revenue to decline. Also, our clients, particularly smaller biotechnology companies which are especially reliant on the credit and capital markets, may not be able to obtain adequate access to credit or equity funding, which could affect their ability to timely pay us. Moreover, we rely on credit facilities to provide working capital to support our operations and regularly evaluate alternative financing sources. Changes in the commercial credit market or in the financial stability of our creditors may impact the ability of our creditors to provide additional financing. In addition, the financial condition of our credit facility providers, which is beyond our control, may adversely change. Any decrease in our access to borrowings under our credit facility or successor facilities (if any), tightening of lending standards and other changes to our sources of liquidity could adversely impact our ability to obtain the financing we need to continue operating our business in the current manner. For these reasons, among others, if economic conditions stagnate or decline, our operating results and financial condition could be adversely affected.

Risk Relating to the Envigo acquisition

There can be no assurances when or if the Envigo acquisition will be completed.

Although Inotiv expects to complete the Envigo acquisition by the end of the fourth quarter of the calendar year of 2021, there can be no assurances as to the exact timing of completion of the

Envigo acquisition or that the Envigo acquisition will be completed at all. The completion of the Envigo acquisition is subject to numerous conditions, including, among others:

●	the absence of any law, order or injunction prohibiting the Envigo acquisition;
●	the expiration or earlier termination of the waiting period under the HSR Act;
●	the accuracy of each party’s representations and warranties;
●	each party’s compliance with its covenants and agreements contained in the Envigo acquisition agreement; and
●	the requisite shareholder approvals of each of Inotiv and Envigo.

There can be no assurance that the conditions required to complete the Envigo acquisition, some of which are beyond the control of Inotiv and Envigo, will be satisfied or waived on the anticipated schedule, or at all.

Additionally, the Envigo acquisition agreement also provides for certain termination rights for both Inotiv and Envigo, including by either party if the Envigo acquisition is not consummated on or before March 31, 2022 (subject to extension to June 30, 2022 as provided in the Envigo acquisition agreement), by Inotiv or Envigo due to the shareholders of the other not approving any requisite proposal or by the non-breaching party due to a breach.

Obtaining required approvals and satisfying closing conditions may prevent or delay completion of the Envigo acquisition.

The merger is subject to a number of conditions to closing as specified in the Envigo acquisition agreement. These closing conditions include, among others, obtaining the requisite shareholder approvals, approval for listing on the NASDAQ Capital Market of the common shares issuable in accordance with the Envigo acquisition agreement, the absence of governmental restraints or prohibitions preventing the consummation of the Envigo acquisition. The obligation of each of Inotiv and Envigo to consummate the Envigo acquisition is also conditioned on, among other things, (i) the accuracy of the representations and warranties as set forth by the other party in the Envigo acquisition agreement, (ii) the performance by the other party, in all material respects, of its obligations under the Envigo acquisition agreement required to be performed at or prior to the Effective Time and (iii) the delivery by the other party of a certificate of an authorized officer certifying that the required conditions have been satisfied. The required shareholder consents and approvals may not be obtained and the required conditions to closing may not be satisfied, and, if all required consents and approvals are obtained and the conditions are satisfied, no assurance can be given as to the terms, conditions and timing of such consents and approvals. Any delay in completing the Envigo acquisition could cause Inotiv and Envigo not to realize, or to be delayed in realizing, some or all of the benefits that Inotiv and Envigo expect to achieve if the Envigo acquisition is successfully completed within its expected time frame. the Envigo acquisition.

The market price for common shares following the completion of the Envigo acquisition may be affected by factors different from, or in addition to, those that historically have affected or currently affect the market prices of common shares.

Inotiv’s businesses differ in some regards from those of Envigo and, accordingly, the results of operations of Inotiv following completion of the Envigo acquisition will be affected by some factors that are different from those currently or historically affecting the results of operations of Inotiv. The results of operations of Inotiv following completion of the Envigo acquisition may also be affected by factors different from those that currently affect or have historically affected Inotiv. In addition, following completion of the Envigo acquisition, Inotiv may seek to raise additional equity financing through one or more underwritten offerings, private placements and/or rights offerings, or issue stock in connection with acquisitions, which may result in downward pressure on the share price of the common shares. For a discussion of the businesses of each of Inotiv and Envigo and some important factors to consider in connection with those businesses, please see the documents and information included elsewhere in, or incorporated by reference into, this offering memorandum.

Inotiv may be adversely affected by negative publicity related to the proposed Merger and in connection with other matters.

From time to time, political and public sentiment in connection with the proposed Merger and in connection with other matters could result in a significant amount of adverse press coverage and other adverse public statements affecting Inotiv. Adverse press coverage and other adverse statements, whether or not driven by political or public sentiment, may also result in investigations by regulators, legislators and law enforcement officials or in legal claims. Responding to these investigations and lawsuits, regardless of the ultimate outcome of the proceeding, can divert the time and effort of senior management from the management of Inotiv’s and Envigo’s respective businesses. Addressing any adverse publicity, governmental scrutiny or enforcement or other legal proceedings is time consuming and expensive and, regardless of the factual basis for the assertions being made, can have a negative impact on the reputation of Inotiv and Envigo, on the morale and performance of their employees and on their relationships with their respective regulators. It may also have a negative impact on their ability to take timely advantage of various business and market opportunities. The direct and indirect effects of negative publicity, and the demands of responding to and addressing it, may have a material adverse effect on Inotiv’s and Envigo’s respective businesses, financial condition, results of operations and cash flows.

The Merger is subject to conditions, including certain conditions that may not be satisfied or completed on a timely basis or at all. Failure to complete the Envigo acquisition could have material and adverse effects on Inotiv.

Completion of the Envigo acquisition is subject to a number of conditions, including, among other things, obtaining the approval of the Share Issuance Proposal and the expiration of the applicable waiting period under the HSR Act. Such conditions, some of which are beyond Inotiv’s control, may not be satisfied or waived in a timely manner or at all and therefore make the completion and timing of the completion of the Envigo acquisition uncertain. In addition, the Envigo acquisition agreement contains certain termination rights for both Inotiv and Envigo, which if exercised, will also result in the Envigo acquisition not being consummated. Furthermore, the governmental authorities from which the regulatory approvals are required may impose conditions on the completion of the Envigo acquisition or require changes to the terms thereof. Such conditions or changes and the process of obtaining regulatory approvals could have the effect of delaying or impeding consummation of the transactions or of imposing additional costs or limitations on Inotiv or Envigo following completion of the Envigo acquisition, any of which might have an adverse effect on Inotiv following completion of the Envigo acquisition.

If the Envigo acquisition is not completed, Inotiv’s ongoing business may be adversely affected and, without realizing any of the benefits of having completed the Envigo acquisition, Inotiv will be subject to a number of risks, including the following:

●	Inotiv will be required to pay its costs relating to the Envigo acquisition, such as legal, accounting and financial advisory, whether or not the Envigo acquisition is completed;
●	time and resources committed by Inotiv’s management to matters relating to the Envigo acquisition could otherwise have been devoted to pursuing other beneficial opportunities; and
●	the market price of the common shares could decline to the extent that the current market price reflects a market assumption that the Envigo acquisition will be completed.

In addition to the above risks, if the Envigo acquisition agreement is terminated and the Board seeks another acquisition, Inotiv’s shareholders cannot be certain that Inotiv will be able to find a party willing to enter into a transaction as attractive to Inotiv as Envigo. Also, if the Envigo acquisition Agreement is terminated under certain specified circumstances,

Inotiv may waive one or more of the closing conditions without re-soliciting shareholder approval.

Inotiv may determine to waive, in whole or part, one or more of the conditions to closing the Envigo acquisition prior to Inotiv being obligated to consummate the Envigo acquisition. Inotiv currently expects to evaluate the materiality of any waiver and its effect on Inotiv shareholders in light of the facts and circumstances at the time, to determine whether any amendment of the proxy statement or any re-solicitation of proxies is required in light of such waiver. Any determination whether to waive any condition to the Envigo acquisition or to re-solicit shareholder approval or amending or supplementing the proxy statement as a result of a waiver will be made by Inotiv at the time of such waiver based on the facts and circumstances as they exist at that time.

Inotiv and Envigo will be subject to business uncertainties while the Envigo acquisition is pending, which could adversely affect Inotiv’s business.

In connection with the pendency of the Envigo acquisition, it is possible that certain persons with whom Inotiv or Envigo have a business relationship may delay or defer certain business decisions or might decide to seek to terminate, change or renegotiate their relationships with Inotiv or Envigo, as the case may be, as a result of the Envigo acquisition, which could negatively affect Inotiv’s or Envigo’s revenues, earnings and cash flows as well as the market price of the common shares, regardless of whether the Envigo acquisition is completed. Also, Inotiv’s and Envigo’s ability to attract, retain and motivate employees may be impaired until the Envigo acquisition is completed, and Inotiv’s ability to do so may be impaired for a period of time thereafter, as current and prospective employees may experience uncertainty about their roles within the combined company following the Envigo acquisition.

Under the terms of the Envigo acquisition Agreement, Inotiv and Envigo are subject to certain restrictions on the conduct of business prior to the consummation of the Envigo acquisition, which may adversely affect Inotiv’s and Envigo’s ability to execute certain of Inotiv’s and Envigo’s business strategies, including the ability in certain cases to modify or enter into certain contracts, acquire or dispose of certain assets, incur or prepay certain indebtedness, incur encumbrances, make capital expenditures or settle claims. Such limitations could negatively affect Inotiv’s and Envigo’s businesses and operations prior to the completion of the Envigo acquisition.

Inotiv will incur significant transaction costs in connection with the Envigo acquisition.

Inotiv has incurred and is expected to continue to incur a number of non-recurring costs associated with the Envigo acquisition, combining the operations of Envigo with Inotiv’s and achieving desired synergies. These costs have been, and will continue to be, substantial and, in many cases, will be borne by Inotiv whether or not the Envigo acquisition is completed. A substantial majority of non-recurring expenses will consist of transaction costs and include, among others, fees paid to financial, legal, accounting and other advisors and employee retention, severance, and benefit costs. Inotiv will also incur costs related to formulating and implementing integration plans. Although Inotiv expects that the elimination of duplicative costs, as well as the realization of synergies and efficiencies related to the integration of the assets and operations of Envigo, should allow Inotiv to offset these transaction costs over time, this net benefit may not be achieved in the near term or at all. Moreover, if the Envigo acquisition is not completed, Inotiv will have incurred substantial expenses for which no ultimate benefit will have been received. Inotiv has incurred out-of-pocket expenses in connection with the Envigo acquisition for investment banking, legal and accounting fees and financial printing and other costs and expenses, much of which will be incurred even if the Envigo acquisition is not completed.

Termination of the Envigo acquisition agreement or failure to otherwise complete the Envigo acquisition could negatively impact Inotiv’s business and financial results.

Termination of the Envigo acquisition agreement or any failure to otherwise complete the Envigo acquisition may result in various consequences, including:

●	Inotiv’s business may have been adversely impacted by the failure to pursue other beneficial opportunities due to the focus of management on the Envigo acquisition, without realizing any of the anticipated benefits of completing the Envigo acquisition;
●	in certain instances, payment by Inotiv of a termination fee or reimbursement of certain expenses to Envigo;
●	under certain circumstances, the Envigo acquisition Agreement requires that Inotiv advance, or pay to Envigo the amount of loss in respect of, certain hedge contracts entered into by Envigo subsequent to the execution of the Envigo acquisition Agreement; and
●	negative reactions from the financial markets and customers may occur if the anticipated benefits of the Envigo acquisition are not able to be realized. Such anticipated benefits may include, among others, operational efficiencies, cost savings, and synergies.

If the Envigo acquisition is not consummated, Inotiv cannot assure you that the risks described above will not negatively impact the business, financial results, and ability to repay its outstanding indebtedness.

Until the completion of the Envigo acquisition or the termination of the Envigo acquisition Agreement in accordance with its terms, Inotiv and Envigo are each prohibited from entering into certain transactions and taking certain actions that might otherwise be beneficial to Inotiv or Envigo and their respective shareholders.

From and after the date of the Envigo acquisition Agreement and prior to completion of the Envigo acquisition, the Envigo acquisition Agreement restricts Inotiv and Envigo from taking specified actions without the consent of the other party and generally requires that the business of each company and its respective subsidiaries be conducted in all material respects in the ordinary course of business consistent with past practice. These restrictions may prevent Inotiv or Envigo from making appropriate changes to their respective businesses or organizational structures or from pursuing attractive business opportunities that may arise prior to the completion of the Envigo acquisition, and could have the effect of delaying or preventing other strategic transactions. Adverse effects arising from the pendency of the Envigo acquisition could be exacerbated by any delays in consummation of the Envigo acquisition or termination of the Envigo acquisition Agreement.

The announcement and pendency of the Envigo acquisition could have an adverse effect on Inotiv’s and/or Envigo’s business, financial condition, results of operations or business prospects.

The announcement and pendency of the Envigo acquisition could disrupt Inotiv’s and/or Envigo’s businesses in the following ways, among others:

●	Inotiv’s and/or Envigo’s employees may experience uncertainty regarding their future roles in the combined company, which might adversely affect Inotiv’s and/or Envigo’s ability to retain, recruit and motivate key personnel;
●	the attention of Inotiv’s and/or Envigo’s management may be directed toward the completion of the Envigo acquisitions and other transaction-related considerations and may be diverted from the day-to-day business operations of Inotiv and/or Envigo, as applicable, and matters related to the Envigo acquisitions may require commitments of time and resources that could otherwise have been devoted to other opportunities that might have been beneficial to Inotiv and/or Envigo, as applicable; and
●	customers, suppliers and other third parties with business relationships with Inotiv and/or Envigo may decide not to renew or may decide to seek to terminate, change and/or renegotiate their relationships with Inotiv and/or Envigo as a result of the Envigo acquisition, whether pursuant to the terms of their existing agreements with Inotiv and/or Envigo or otherwise.

Any of these matters could adversely affect the businesses of, or harm the financial condition, results of operations or business prospects of, Inotiv and/or Envigo.

Securities class action and derivative lawsuits may be brought against Inotiv in connection with the Envigo acquisition, which could result in substantial costs and may delay or prevent the Envigo acquisition from being completed.

Securities class action lawsuits and derivative lawsuits are often brought against public companies that have entered into acquisition, merger or other business combination agreements that could prevent or delay the completion of the Envigo acquisition and result in significant costs to Inotiv, including any costs associated with the indemnification of directors and officers. Even if such a lawsuit is without merit, defending against these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on Inotiv’s liquidity and financial condition.

Lawsuits that may be brought against Inotiv, Envigo or Inotiv’s or Envigo’s directors could also seek, among other things, injunctive relief or other equitable relief, including a request to enjoin Inotiv from consummating the Envigo acquisition. One of the conditions to the closing of the Envigo acquisition is that no injunction by any court or other tribunal of competent jurisdiction has been entered and continues to be in effect and no law has been adopted or is effective, in either case that prohibits or makes illegal the closing of the Envigo acquisition. Consequently, if a plaintiff is successful in obtaining an injunction prohibiting completion of the Envigo acquisition, that injunction may delay or prevent the Envigo acquisition from being completed within the expected timeframe or at all, which may adversely affect Inotiv’s business, financial position and results of operation.

Completion of the Envigo acquisition may trigger change in control or other provisions in certain agreements to which Envigo is a party, which may have an adverse impact on the combined company’s business and results of operations.

The completion of the Envigo acquisition may trigger change in control and other provisions in certain agreements to which Envigo is a party. For those agreements for which Inotiv and Envigo are unable to negotiate waivers of those provisions, the counterparties may exercise their rights and remedies under the agreements, potentially terminating the agreements or seeking monetary damages. Inotiv intends to repay Envigo’s outstanding indebtedness in full and also may determine to, or may be required to, take certain other actions with respect to such indebtedness or other business arrangements of Envigo. Inotiv could require a significant amount of funds to make these repurchases and repayments. The foregoing or similar developments may have an adverse impact on the combined company’s business and results of operations.

The combined company may record goodwill and other intangible assets that could become impaired and result in material non-cash charges to the results of operations of the combined company in the future.

Inotiv will account for the Envigo acquisition as an acquisition of a business in accordance with GAAP. Under the acquisition method of accounting, the assets and liabilities of Envigo and its subsidiaries will be recorded, as of completion, at their respective fair values and added to Inotiv’s. Inotiv’s reported financial condition and results of operations for periods after completion of the Envigo acquisition will reflect Envigo’s balances and results after completion of the Envigo acquisition but will not be restated retroactively to reflect the historical financial position or results of operations of Envigo and its subsidiaries for periods prior to the Envigo acquisition.

Under the acquisition method of accounting, the total purchase price will be allocated to Envigo’s tangible assets and liabilities and identifiable intangible assets based on their fair values as of the date of completion of the Envigo acquisition. The excess of the purchase price over those fair values, if any, will be recorded as goodwill. To the extent the value of goodwill or intangibles, if any, becomes impaired in the future, the combined company may be required to incur material non-cash charges relating to such impairment. The combined company’s operating results may be significantly impacted from both the impairment and the underlying trends in the business that triggered the impairment.

The unaudited pro forma condensed combined financial information and the pro forma reserves information in this offering memorandum is presented for illustrative purposes only and may not be reflective of Inotiv’s operating results, financial condition or reserves following completion of the Envigo acquisition.

The unaudited pro forma condensed combined financial information in this offering memorandum is presented for illustrative purposes only and is not necessarily indicative of what Inotiv’s actual financial position or results of operations would have been had the Envigo acquisition been completed on the dates indicated. Further, Inotiv’s actual results and financial position after the Envigo acquisition may differ materially and adversely from the pro forma information that is included in this offering memorandum.

The unaudited pro forma condensed combined financial information has been prepared with the assumption that Inotiv will be identified as the acquirer under GAAP and reflects adjustments based upon preliminary estimates of the fair value of assets to be acquired and liabilities to be assumed.

Risks Factors Relating to Inotiv Following the Envigo acquisition

If the Envigo acquisition is consummated, Inotiv may be unable to successfully integrate Envigo’s business into its business or achieve the anticipated benefits of the Envigo acquisition.

The success of the Envigo acquisition will depend, in part, on Inotiv’s ability to realize the anticipated benefits and cost savings from combining Inotiv’s and Envigo’s businesses, and there can be no assurance that Inotiv will be able to successfully integrate or otherwise realize the anticipated benefits of the Envigo acquisition. Difficulties in integrating Inotiv and Envigo may result in the combined company performing differently than expected, in operational challenges, or in the failure to realize anticipated expense-related efficiencies. Potential difficulties that may be encountered in the integration process include, among others:

●	the inability to successfully integrate Envigo in a manner that permits the achievement of full revenue, expected cash flows and cost savings anticipated from the Envigo acquisition;
●	not realizing anticipated operating synergies;
●	integrating personnel from Envigo and the loss of key employees;

●	potential unknown liabilities and unforeseen expenses or delays associated with and following the completion of the Envigo acquisition;
●	integrating relationships with customers, vendors and business partners;
●	performance shortfalls as a result of the diversion of management’s attention caused by completing the Envigo acquisition and integrating Envigo’s operations; and
●	the disruption of, or the loss of momentum in, Inotiv’s ongoing business or inconsistencies in standards, controls, procedures and policies.

Inotiv’s ability to achieve the anticipated benefits of the Envigo acquisition will depend in part upon whether it can integrate Envigo’s business into Inotiv’s existing business in an efficient and effective manner. Inotiv may not be able to accomplish this integration process successfully.

Inotiv’s results may suffer if it does not effectively manage its expanded operations following the Envigo acquisition.

Following completion of the Envigo acquisition, the size of the Company’s business will increase significantly beyond its current size. Inotiv’s future success will depend, in part, on Inotiv’s ability to manage this expanded business, which poses numerous risks and uncertainties, including the need to integrate the operations and business of Envigo into Inotiv’s existing business in an efficient and timely manner, to combine systems and management controls and to integrate relationships with customers, vendors and business partners.

Inotiv’s current shareholders will have a reduced ownership and voting interest after the Envigo acquisition compared to their current ownership and will exercise less influence over management.

Based on the number of outstanding common shares as of September 20, 2021, immediately after the Envigo acquisition is completed, it is expected that, on a fully diluted basis, Inotiv’s current shareholders will collectively own approximately 64% and the former Envigo shareholders will own, in the aggregate, approximately 36% of the outstanding common shares. As a result of the Envigo acquisition, Inotiv’s current shareholders will own a smaller percentage of Inotiv than they currently own, and as a result will have less influence on Inotiv’s management and policies.

Sales of substantial amounts of the common shares in the open market by the former Envigo shareholders could depress Inotiv’s stock price.

The common shares that are issued to the Envigo shareholders in the Envigo acquisition will become freely tradable once registered pursuant to the shareholders agreement or sold in compliance with Rule 144 promulgated under the Securities Act. Pursuant to the shareholders agreement, all of the common shares issued as Share Consideration to any Envigo shareholder who is a party to the shareholders agreement will be registered for resale. Once registered, the common shares held by such Envigo shareholders will be unrestricted and will not require further registration under the Securities Act, although such shares may be subject to the lockup restrictions set forth in the shareholders agreement.

The major holders may wish to dispose of some or all of their interests in Inotiv, and as a result may seek to sell their common shares. These sales (or the perception that these sales may occur),

coupled with the increase in the outstanding number of common shares, may affect the market for, and the market price of, the common shares in an adverse manner.

If the Envigo acquisition is completed and Inotiv’s shareholders, including the former Envigo shareholders, sell substantial amounts of common shares in the public market following the closing of the Envigo acquisition, the market price of the common shares may decrease. These sales might also make it more difficult for Inotiv to raise capital by selling equity or equity-related securities at a time and price that it otherwise would deem appropriate.

The trading price and volume of the common shares may be volatile following the Envigo acquisition.

The trading price and volume of the common shares may be volatile following completion of the Envigo acquisition. The stock markets in general have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of the common shares. As a result, you may suffer a loss on your investment.

The market for the common shares will depend on a number of conditions, most of which the combined company cannot control, including:

●	general economic conditions within the U.S. and internationally, including changes in interest rates;
●	general market conditions, including fluctuations in commodity prices;
●	domestic and international economic, legal and regulatory factors unrelated to the combined company’s performance;
●	volatility in the financial markets or other global economic factors, including the impact of COVID-19;
●	actual or anticipated fluctuations in the combined company’s quarterly and annual results and those of its competitors;
●	quarterly variations in the rate of growth of the combined company’s financial indicators, such as revenue, EBITDA, net income and net income per share;
●	the businesses, operations, results and prospects of the combined company;
●	the operating and financial performance of the combined company;
●	future mergers and strategic alliances;
●	market conditions in CRO or research model industries;
●	changes in government regulation, taxes, legal proceedings or other developments;
●	shortfalls in the combined company’s operating results from levels forecasted by securities analysts;
●	investor sentiment toward the stock of animal breeding activities;
●	changes in revenue or earnings estimates, or changes in recommendations by equity research analysts;
●	failure of the combined company to achieve the perceived benefits of the Envigo acquisition, including financial results and anticipated synergies, as rapidly as or to the extent anticipated by financial or industry analysts;
●	speculation in the press or investment community;

●	the failure of research analysts to cover the combined company’s common shares;
●	sales of the common shares by the combined company, large shareholders or management, or the perception that such sales may occur;
●	changes in accounting principles, policies, guidance, interpretations or standards;
●	announcements concerning the combined company or its competitors;
●	public reaction to the combined company’s press releases, other public announcements and filings with the SEC;
●	strategic actions taken by competitors;
●	actions taken by the combined company shareholders;
●	additions or departures of key management personnel;
●	maintenance of acceptable credit ratings or credit quality;
●	the general state of the securities markets; and
●	the risk factors described in this offering memorandum and the documents incorporated by reference into this offering memorandum.

These and other factors may impair the market for the common shares and the ability of investors to sell shares at an attractive price. These factors also could cause the market price and demand for the common shares to fluctuate substantially, which may negatively affect the price and liquidity of the common shares. Many of these factors and conditions are beyond the control of the combined company or the combined company shareholders.

Securities class action litigation has often been instituted against companies following periods of volatility in the overall market and in the market price of a company’s securities. Such litigation, if instituted against the combined company, could result in very substantial costs, divert management’s attention and resources and harm the combined company’s business, operating results and financial condition.

Inotiv’s ability to utilize its U.S. net operating loss carryforwards to reduce future taxable income following the consummation of the Envigo acquisition will be subject to various limitations under the Code.

Section 382 of the Code imposes a limitation on the ability of a corporation to utilize its net operating loss carryforwards (“NOLs”) upon the occurrence of an ownership change resulting from issuances of a corporation’s stock or the sale or exchange of such corporation’s stock by certain shareholders if, as a result, there is an aggregate change of more than 50% in the beneficial ownership of such corporation’s stock by such shareholders during any three-year period. Inotiv believes that the Envigo acquisition, if consummated, will not result in an ownership change with respect to Inotiv, which would trigger a limitation on Inotiv’s ability to utilize any of its historic loss carryforwards following the consummation of the Envigo acquisition, based on information currently available. The limitation with respect to such loss carryforwards generally would be equal to (i) the fair market value of Inotiv’s equity as of immediately prior to such ownership change multiplied by (ii) a percentage approximately equivalent to the yield on long-term tax-exempt bonds during the month in which the ownership change occurs. In addition, the limitation would, under current law, be increased if there are recognized built-in gains during any post-change year, but only to the extent of any net unrealized built-in gains in Inotiv’s assets at the time of the ownership change. Any such limitation imposed on the ability to use such NOLs to offset future taxable income could cause the Company to pay U.S. federal income taxes earlier than it otherwise would if such limitations were not in effect and could cause certain of such NOLs to expire unused, thereby reducing or eliminating the benefit of such NOLs.

Risks Related to Envigo

Solely for purposes the disclosures below under this “—Risks Related to Envigo” caption, “we,” “our” and “us” refer to Envigo RMS Holding Corp.

Business and Operational Risk Factors

We depend on the biopharmaceutical industry.

Envigo’s business depends greatly on the expenditures made by the biopharmaceutical industry in research and development, either directly or indirectly via their outsourcing development to CROs. In recent years, over 20% of Envigo’s revenue has come from biopharmaceutical customers directly and 40% from CROs indirectly. Accordingly, economic factors and industry trends that affect our customers in these industries also affect our business. As well, if payers were to change their practices with respect to reimbursements for pharmaceutical products, our customers may spend less, or reduce their growth in spending on research and development.

Several of our product and service offerings are dependent on a limited source of supply, which, if interrupted, could adversely affect our business.

Envigo depends on a limited international source of supply for certain products, such as non-human primates, which we sometimes call "NHPs". Disruptions to their continued supply may arise from health problems, export or import laws/restrictions or embargoes, international trade regulations, foreign government or economic instability, severe weather conditions, increased competition amongst suppliers for models, disruptions to the air travel system, commercial disputes, supplier insolvency, activist intervention, or other normal-course or unanticipated events. Any disruption of supply could harm our business if we cannot address the disruption or are unable to secure an alternative or secondary supply source on comparable commercial terms.

In December 2019, a novel strain of coronavirus (“COVID-19”) emerged in Wuhan, Hubei Province, China. We receive a portion of our NHPs from China. Due to restrictions enacted in China to mitigate the transmission of COVID-19, our supply of these NHPs was and continues to be disrupted. While we have been able to secure NHPs from other sources in Asia and Africa, the prolonged disruption has impacted our ability fill our customer’s orders. Envigo may be able to substitute another NHP, but not in all cases. This disruption has had an adverse effect on our financial results, which is expected to continue during 2021. We will continue to seek alternative NHP souring options to meet our customer’s needs.

Changes in aggregate spending, research and development budgets and outsourcing trends in the biopharmaceutical industry could adversely affect our operating results.

Our ability to continue to grow and win new business is dependent in large part upon the ability and willingness of the biopharmaceutical industry to continue to spend on compounds in the non-clinical phase of research and development. Fluctuations in the expenditure amounts in each phase of the research and development budgets of these industries could have a significant effect on the demand for our products and services. R&D budgets fluctuate due to changes in available resources, mergers of biopharmaceutical companies, spending priorities, general economic conditions and budgetary policies. Our business could be adversely affected by any significant decrease in non-clinical research and development expenditures by biopharmaceutical companies.

Envigo operates in a highly competitive market.

The RMS industry is highly competitive. Competition ranges from academics and large biopharmaceutical companies, that derive and maintain their own rodent colonies, to commercial competitors that may offer a similar or overlapping range of products and/or services. Some of these competitors have greater capital, technical and other resources than we have, while other competitors that are smaller specialized companies might compete effectively against us based on price and their concentrated size and focus.

Providers of outsourced research models and services compete on the basis of many factors, including the following:

●	reputation for on-time quality performance;
●	reputation for regulatory compliance; expertise, experience and operational stability;
●	quality of facilities;
●	quality and stability of the animal models and laboratory animals;
●	assurance of supply;
●	technical and scientific support;
●	strength in various geographic markets;
●	geographic proximity to customer;
●	price; and
●	financial stability.

New technologies may be developed, validated and increasingly used in biomedical research that could reduce demand for some of our products and services.

For many years, groups within the scientific and research communities have attempted to develop models, methods and systems that would replace or supplement the use of living animals as test subjects in biomedical research. In addition, technological improvements to existing or new processes, such as imaging and biomarker technology, could result in a refinement in the number of animal research models necessary to conduct the required research. Alternative research methods could decrease the need for research models, and we may not be able to develop new products effectively or in a timely manner to replace any lost sales. In addition, other companies or entities may develop research models with characteristics different than the ones that we produce, and which may be viewed as more desirable by our customers.

It is industry policy to adopt and implement the 3R’s of Replacement, Reduction and Refinement, which could decrease the number of animals used in biomedical research.

The U.S. economy remains unstable for a significant amount of time.

The outbreak of COVID-19 is a global pandemic that is significantly affecting our employees, communities and business operations, as well as the U.S. economy and financial markets. As the COVID-19 pandemic continues, our results of operations, financial condition and cash flows have been materially adversely affected.

From an operational perspective, Envigo is focused on providing the safest possible environment for our employees and our animals. Although we implemented considerable safety measures, as a front-line provider to the life sciences sector, we are deeply exposed to the health and economic effects of COVID-19, many of which could have a material adverse impact on our employees, as well as our business, results of operations, financial condition and cash flows that we are not currently able to fully quantify. Throughout 2020, we did not have to furlough employees as production activities have continued. Although the prospect of furloughs will remain under review during the duration of the COVID-19 pandemic, we do not currently anticipate furloughing any employees in 2021.

Broad economic factors resulting from the current COVID-19 pandemic impacting our customers, could also affect our revenue mix and volumes, as well as our ability to collect outstanding receivables. Any increase in the amount or deterioration in the collectability of accounts receivable will adversely affect our results of operations, financial condition and cash flows, requiring an increased level of working capital. If general economic conditions continue to deteriorate or remain uncertain for an extended period of time, our business, results of operations, financial condition and cash flows will be adversely affected.

In addition, our results of operations, financial position and cash flows have been adversely affected by federal or state laws, regulations, orders, or other governmental or regulatory actions addressing the current COVID-19 pandemic or the U.S. healthcare system, which have resulted in direct and indirect restrictions to our business. While we have taken COVID-19 specific safety precautions to provide safe work conditions for our employees and visitors to our facilities, with the exception of Michigan and Indiana there are currently no liability protections afforded the company for employees exposed within our facilities. Therefore, we may be subject to lawsuits from employees and others exposed to COVID-19 at our facilities. Such actions may involve large demands, as well as substantial defense costs, though there is no certainty at this time whether any such lawsuits will be filed or the outcome of such lawsuits if filed. Our professional and general liability insurance may not cover all claims against us.

The foregoing and other continued disruptions to our business as a result of COVID-19 could result in a material adverse effect on our business, results of operations, financial condition and cash flows. Furthermore, the COVID-19 pandemic could heighten the risks in certain of the other risk factors described herein.

Termination of or delays in a customer’s study or product could impact the level of our research models and laboratory animals order from us, which could adversely affect our revenue and profitability.

In general, our customers order research models and laboratory animals on an as-needed basis. The size and frequency of these orders may be reduced or eliminated with little or no notice. Customer orders may be impacted for various reasons, including:

●	unexpected or undesired study results;
●	the loss of funding for the particular research study or program;
●	the failure of products to satisfy technical or safety requirements;
●	production problems resulting in shortages of the product being tested;
●	adverse reactions to the product being tested;
●	regulatory restrictions placed on the product being tested; or
●	the customer’s decision to forego or terminate a particular study or compound.

The loss, reduction in scope or delay of customer orders could materially adversely affect our business.

As discussed in the business section above, the COVID-19 pandemic, while resulting in increased demand for NHPs, has also resulted in the delay or termination of customer study’s or orders. Certain of our customers due to government mandated lockdown and restrictions have had to temporarily suspend or scale back research activities at times during the pandemic.

A cyber-attack against our computer systems could adversely affect our operating results and financial condition.

We operate large and complex computer systems that contain confidential customer information. Our information technology systems also contain proprietary and other confidential information related to our business, such as business plans and employee information.

We maintain insurance coverage that covers certain cyber risks. Nevertheless, this insurance coverage is subject to a retention amount and, depending on the incident, the insurance coverage may not be sufficient to cover all of our losses beyond any retention.

We take measures to protect the data on our computer systems from unauthorized access or intrusion, including through our information technology systems, and where we consider it to be appropriate, through the implementation of security measures at our research facilities and by entering into confidentiality agreements with employees and consultants. However, any systems and processes that are designed to protect confidential information and prevent data loss and other security attacks cannot provide absolute security. Our computer systems have been subject to cyber-attacks in the past and may be subject to such attacks in the future.  Failure to prevent or mitigate data loss or future security incidents could expose us or our customers to a risk of loss or misuse of such information, cause customers to lose confidence in our data protection measures, damage our reputation, adversely affect our operating results or result in litigation or potential liability. While we continue to monitor, and to improve and enhance where appropriate, our systems in this regard, in the event that our efforts are unsuccessful and the confidentiality of any information is compromised, we could suffer significant harm. In addition, as with all information technology, our systems could become vulnerable to potential damage or interruptions from fires, blackouts, telecommunications failures and other unexpected events, as well as to break-ins, sabotage or intentional acts of vandalism.

Any substantial disruption or resulting loss of data that is not avoided or corrected by backup measures could adversely affect our business and operations.

Envigo’s animal populations may suffer diseases that can damage our inventory, harm our reputation or result in other liability to us.

It is important that our animal production facilities be free of diseases, including infectious diseases, and remain free of contamination. The presence of diseases or infectious agents has the potential to cause substantial loss of animals in our inventory, to result in harm to humans or the public if the disease cannot be contained to animals in inventory and/or to negatively impact the quality of our customers’ research results. These risks may differ substantially according to species. In rodents, most infections are without any apparent clinical signs and therefore pose a risk to the scientific quality of the research performed on the animals rather than to humans. We seek to minimize the risk of these species being infected by stringent biohazard management protocols and health monitoring programs in place in our RMS facilities. The same applies to primates, where all animals are serologically tested for specific diseases in our facilities and at our suppliers. The main concern in this species is the potential for zoonotic infectious disease causing harm to humans. Diseases in dogs bear less risk to us as efficient vaccination programs are available and followed in this species. Nevertheless, we have in the past suffered disease in our animal population, and may suffer outbreaks in the future. Any significant disease outbreak at Envigo has the potential to harm our reputation or have a material adverse effect on our financial condition, results of operations, and cash flows. There is also the risk that disease from research models we produce may affect our customers’ facilities.

If disease or contamination occurs in our animal population, it typically requires remediation and cleanup activities that could be costly and time consuming. In certain circumstances, it can require the temporary or permanent closure of an affected facility. We have experienced such closures in the past. The possibility for genetic mutations also exists and may adversely affect our relationship with customers affected by such mutations and may result in an affected customer requesting compensation for damages.

While we endeavor to include provisions in our contracts which entitle us to be indemnified or entitle us to a limitation of liability, these provisions do not uniformly protect us against liability arising from certain of our own actions, such as negligence or misconduct. Moreover, in certain circumstances, we may agree to use contracts drafted by our customers, which may not contain clauses that indemnify us or limit our liability. We could be materially adversely affected if we were required to pay damages or bear the costs of defending any claim which is not covered by a contractual indemnification provision or in the event that a party who must indemnify us does not fulfill our indemnification obligations or which is beyond the level of our insurance coverage or for which insurance coverage is not available. There can be no assurance that we will be able to maintain such insurance coverage on terms acceptable to us.

If we are unable to identify and successfully complete acquisitions, our business could be adversely affected.

We may seek to expand our business through acquisitions. However, business and technologies may not be available on terms and conditions we find acceptable. Our credit agreement may impose restrictions on our ability to make acquisitions. We may devote time and resources investigating and negotiating with potential acquisition or alliance partners, but not consummate the transactions. Even if consummated, factors which may affect our ability to grow successfully through acquisitions include:

●	difficulties and expenses in connection with integrating the acquired companies and achieving the expected benefits;
●	diversion of management’s attention from current operations;
●	the possibility that we may be adversely affected by risk factors facing the acquired companies;
●	potential losses resulting from undiscovered liabilities of acquired companies not covered by the indemnification we may obtain from the seller;
●	difficulties in retaining customers of the acquired business;
●	risks of not being able to overcome differences in business practices, language and other cultural barriers in connection with the acquisition; and
●	loss of key employees of the acquired companies.

In the event that an acquired business or technology does not meet our expectations, our results of operations may be adversely affected.

Our non-U.S. locations account for a significant percentage of our revenues, exposing us to risks associated with operating internationally.

In 2020, 25% of our net revenues from continuing operations were generated by our facilities outside the United States. As a result of these foreign sales and facilities, our operations are subject to a variety of risks unique to international operations, including the following:

●	exposure to local economic conditions;
●	currency exchange rate and interest rate fluctuations;
●	changes in tax law;
●	potential restrictions on the transfer of funds;
●	unexpected changes in regulatory requirements;
●	exposure to liabilities under the U.S. Foreign Corrupt Practices Act or the U.K. Antibribery Act;
●	government imposed investment and other restrictions or requirements;
●	failure to comply with new regulations, such as the EU General Data Protection Regulations;
●	exposure to local social unrest, including any resultant acts of war, terrorism or similar events;
●	exposure to local public health issues and the resultant impact on economic and political conditions;

●	difficulty enforcing agreements and collecting receivables through certain legal systems;
●	more expansive legal rights of employees, including specifically those applicable to our European operations;
●	variations in protection of intellectual property and other legal rights; and
●	export and import and trade restrictions (such as antidumping duties, tariffs or embargoes).

We are exposed to exchange rate fluctuations.

We operate on a worldwide basis and generally invoice our customers in the currency of the country in which the customer operates. Management does not hedge against this exposure. While exposure to exchange rate fluctuations may be limited since our sales are generally denominated in the same currency as our costs, trading exposures to currency fluctuations may nonetheless occur as a result of certain revenues being denominated in a currency different from the production site’s currency. There can be no assurance we will not suffer adverse impacts from currency fluctuations in the future. Moreover, since we operate on an international basis, movements in exchange rates can have an impact on our price competitiveness. Exchange rate fluctuations against the British pound have shown increased volatility since Brexit. Our indebtedness is in U.S. dollars whereas we earn significant revenues (approximately 25% of total net revenues from continuing operations in 2020) in other currencies. This may adversely impact our ability to meet our debt obligations.

Unfavorable global economic conditions could negatively impact our operating results and financial condition.

Unfavorable global economic conditions could negatively affect our business. While it is difficult for us to predict the impact of general economic conditions on our business, these conditions could reduce customer demand for some of our services, which could cause our revenue to decline.

We rely on our facilities and any disruption in their operation could materially adversely impact us.

We rely on our facilities. In particular, our facilities are highly specialized and would be difficult to replace in a short period of time. Any event that causes a disruption of the operation of these facilities might impact our ability to provide products to our customers and therefore could have a material adverse effect on our financial condition, results of operations and cash flows.

Some of our customers depend on government funding of research and development and a reduction in that funding may adversely affect our business.

A significant portion of sales in our RMS business are derived from customers at academic institutions and research laboratories whose funding is partially dependent on funding from government sources, including the U.S. National Institutes of Health (“NIH”) and U.K./EU equivalents. Such funding can be difficult to forecast as it may be subject to the political process. Our sales may be adversely affected if our customers delay purchases as a result of uncertainties surrounding the approval of government budget proposals. A reduction in government funding for the NIH or other government research agencies could adversely affect our business and our financial results. There can be no certainty that government research funding will be directed towards projects and studies that require use of our products and services.

Public health epidemics or outbreaks could adversely impact our business.

In December 2019, a novel strain of coronavirus (“COVID-19”) emerged in Wuhan, Hubei Province, China. While initially the outbreak was largely concentrated in China and caused significant disruptions to its economy, it quickly became a world-wide pandemic. With the exception of some abatement during the Summer 2020 months, the coronavirus continued to spread with precipitous increase during the Fall 2020 and early Winter 2020/2021. During December 2020, two vaccines were approved in the United States and the United Kingdom for distribution and others have been and continue to be approved in the first quarter of 2021. Inoculations began in December 2020 and will continue throughout 2021 in a phased rollout to focus on front-line caregivers, elderly, individuals with preexisting conditions and essential workers, and later to the general public. Despite the beginning and continued ramp up of inoculations, the coronavirus is expected to spread during the inoculation period as new and more contagious variants are identified.

We saw a significant negative impact on our business in the second quarter of 2020 with a lesser impact on the third and fourth quarters of 2020. We anticipated some level of negative impact to continue during the first half of 2021. The extent to which the coronavirus impacts our 2021 operations will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the duration of the outbreak, vaccine distribution and inoculation ramp up, identification of new variants of the coronavirus, and the vaccination protection from these new variants, continued actions to contain the coronavirus or treat its impact, among others. In particular, the continued spread of the coronavirus globally could adversely impact our operations and could have an adverse impact on our business and our financial results.

Actions of animal rights activists may affect our business.

Our RMS business provides animal research models to our customers. Such activities are required for the registration of products under regulatory regimes in the United States, Europe and other countries. Many CROs, biopharmaceutical companies and other research organizations have been targeted by animal rights activists who oppose all testing on animals, for whatever purpose, including the animal testing activities in support of safety and efficacy testing for drug development. These groups, which include groups directed at the industry and us, have publicly stated that the goal of their campaign is to stop animal testing. Acts of vandalism and other acts by animal rights activists who object to the use of animals in product development could have a material adverse effect on our business. These groups have historically targeted CROs, academic institutions and biopharmaceutical companies, but also third parties that do business with CROs, academic institutions and biopharmaceutical companies, including customers, suppliers, advisors, financial advisors, lenders and investors.

Legal and Regulatory Risk Factors

Failure to comply with applicable governmental regulations could harm our business.

Envigo is subject to a variety of governmental regulations, particularly in the United States, Europe, and the United Kingdom, relating to animal welfare and the conduct of our business, including the U.K. Animals (Scientific Procedures) Act 1986 Amendment Regulations 2012 and U.S. USDA Animal Welfare Regulations. Our facilities are therefore subject to routine formal inspections by regulatory and supervisory authorities, including the U.S. FDA, the U.S. USDA and the U.K. Home Office, as well as by representatives from customer companies.

Envigo expends significant resources on compliance efforts. Regulations and guidance worldwide concerning the production and use of laboratory animals for research purposes continue to be updated. For example, the European Directive 2010/63/EU established new standards for animal housing and accommodations that required implementation by 2017; we previously incurred significant capital expenditure to comply with the Directive. Similarly, guidance has been and continues to be developed for other areas that impact the biomedical research community on both a national and international basis, including transportation, import and export requirements of biological materials, and animal housing and welfare. Certain of our customers may require us to comply with any new guidance in advance of our implementation as a condition to being awarded contracts. Conforming to new guidelines may result in increased costs attributable to adding or upgrading facilities, the addition of personnel to address new processes and increased administrative burden.

Envigo is subject to environmental, health and safety requirements and risks as a result of which we may incur significant costs, liabilities and obligations.

Envigo is subject to a variety of federal, state, local and foreign environmental laws, regulations, initiatives and permits that govern, among other things: the emission and discharge of materials, including greenhouse gases, in air, land and water; the remediation of soil, surface water and groundwater contamination; the generation, storage, handling, use, disposal and transportation of regulated materials and wastes, including biomedical and radioactive wastes; and health and safety. Failure to comply with these laws, regulations or permits could result in fines or sanctions, obligations to investigate or remediate existing or potential contamination, third-party property damage claims, personal injury claims, natural resource damages claims, or modification or revocation of operating permits and may lead to temporary or permanent business interruptions. Pursuant to certain environmental laws, we may be held strictly, and under certain circumstances jointly and severally liable for costs of investigation and remediation of contaminated sites which we currently own or operate, or sites we or our predecessors have owned or operated in the past. Further, we could be held liable at sites where we have sent waste for disposal.

Environmental laws, regulations and permits, and the enforcement thereof, change frequently and have tended to become more stringent over time. Compliance with the requirements of laws and regulations may increase capital costs and operating expenses, or necessitate changes to our production processes.

We endeavor to conduct our operations according to all legal requirements, but we may not be in complete compliance with such laws and regulations at all times. We use, and in the past have used, hazardous materials and generate, and in the past have generated, hazardous wastes. We cannot eliminate the risk of accidental contamination or injury from these materials. In the event of such an accident, we could be held liable for any resulting damages and incur liabilities which could exceed our resources. Our costs, liabilities and obligations relating to environmental matters may have a material adverse effect on our business, financial condition, prospects, results of operations and cash flows.

Envigo may not be able to successfully develop and market or acquire new products and services.

Envigo may seek to develop and market new products and services that complement or expand our existing business or expand our offerings through acquisition. If we are unable to develop new products and services and/or create demand for those newly developed products and services, or expand our offerings through acquisition, our future business, results of operations, prospects, financial condition, and cash flows could be adversely affected.

Labor and Employment Risk Factors

Envigo depends heavily on our senior management team, and the loss of any member may adversely affect us.

Envigo believes its success depends on the continued availability of our senior management team, including Dr. Adrian Hardy (CEO) and Stephen Symonds (CFO). If one or more members of the senior management team were unable or unwilling to continue in their present positions, those persons would likely be difficult to replace and our business would likely be harmed. If any of our key employees were to join a competitor or to form a competing company, some of our customers might choose to use the services of that competitor or new company instead of us. Furthermore, customers or other companies seeking to develop in-house capabilities may hire away some of our senior management or key employees. The loss of one or more of these key employees could adversely affect our business.

Envigo must recruit and retain qualified personnel.

Because of the specialized scientific nature of our business, we are highly dependent upon qualified scientific, technical and managerial personnel. There is intense competition for qualified personnel in the biopharmaceutical field. The shortage of qualified scientific, technical and managerial personnel, or other factors, might lead to increased recruiting, relocation and compensation costs for these professionals. These increased costs might reduce our profit margins or make hiring new personnel impracticable. In the future, we may not be able to attract and retain the qualified personnel necessary for the conduct and further development of our business. The loss of the services of existing personnel, as well as the failure to recruit additional key scientific, technical and managerial personnel in a timely manner, could have a material adverse effect on our ability to expand our businesses and remain competitive in the segments in which it participates.

Financial and Accounting Risk Factors

Our levels of outstanding indebtedness could adversely affect our financial condition, limit our ability to react to changes in the economy or our industry and prevent us from meeting our debt obligations.

As of June 30, 2021, Envigo had $134,650 of indebtedness, net of unamortized financing costs. Envigo's gross indebtedness is comprised of a $68,866 Seller Note due 2022, a $50,756 Main Street Lending Plan Term Loan, $11,372 of Paycheck Protection Plan (“PPP”) Loans, and a $6,423 Second Lien Credit Agreement Note.

Our indebtedness could have other important consequences to you and significant effects on our business, including:

●	increasing our vulnerability to adverse changes in general economic, industry and competitive conditions;
●	requiring a substantial portion of cash flow from operations to be dedicated to the payment of principal and interest on our indebtedness, thereby reducing our ability to use our cash flow to fund our operations, capital expenditures and future business opportunities;
●	making it more difficult for us to satisfy our obligations with respect to our indebtedness, and any failure to comply with the obligations of any of our debt instruments, including financial or restrictive covenants and borrowing conditions, could result in an event of default under the indentures governing the notes or the agreements governing other indebtedness and result in the acceleration of our outstanding debt;
●	require us to repatriate cash for debt service from our foreign subsidiaries resulting in dividend tax costs or require us to adopt other disadvantageous tax structures to accommodate debt service payments;
●	restricting us from making strategic acquisitions or causing us to make non-strategic divestitures;
●	limiting our ability to obtain additional financing for working capital, capital expenditures, product development, debt service requirements, acquisitions and general corporate or other purposes, including to repurchase the Seller Note from the holders upon a change of control; and
●	limiting our flexibility in planning for, or reacting to, changes in our business or market conditions and placing us at a competitive disadvantage compared to our competitors who have less debt and who, therefore, may be able to take advantage of opportunities that our leverage prevents us from pursuing.
●	Our liquidity needs could vary significantly and may be affected by general economic conditions, industry trends, performance and many other factors not within our control. If we are unable to generate sufficient cash flow from operations in the future to service our debt, we may be required to refinance all or a portion of our existing debt. However, we may not be able to refinance our debt or obtain any new or additional debt on favorable terms or at all.

Envigo’s debt agreements contain or future debt agreements may contain restrictions that will limit our flexibility in operating our business.

Envigo’s debt agreements contain, and future debt agreements may contain, various covenants that limit our ability to engage in specified types of transactions. These covenants limit Envigo's ability to, among other things:

●	incur or guarantee additional indebtedness;
●	make other restricted payments;
●	enter into agreements restricting the payment of dividends or other distributions from our restricted subsidiaries;
●	create or incur liens;
●	make investments;
●	transfer or sell assets;
●	engage in transactions with affiliates; and
●	merge or consolidate with other companies or transfer all or substantially all of our or their assets.

Envigo is exposed to changes in interest rates.

Envigo is exposed to changes in interest rates while conducting normal business operations as a result of ongoing financing activities. The majority of Envigo's debt, as of June 30, 2021, is comprised of floating interest rate borrowings linked to London Interbank Offered Rate (“LIBOR”). As of June 30, 2021, a 100-basis point increase in LIBOR would increase our annual pre-tax interest expense by approximately $1,200.

In 2017, the Financial Conduct Authority (FCA) in the United Kingdom announced that it would phase out LIBOR as a benchmark by the end of 2021. It is unclear whether new methods of calculating LIBOR will be established such that it continues to exist after 2021, or whether different benchmark rates used to price indebtedness will develop. If LIBOR ceases to exist, the method and rate used to calculate our interest rates and/or payments on our debt in the future may result in interest rates and/or payments that are higher than, or that do not otherwise correlate over time with, the interest rates and/or payments that would have been applicable to our obligations if LIBOR was available in its current form, which could have a material adverse effect on our financial position, results of operations and liquidity. In addition, the overall financial market may be disrupted as a result of the phase-out or replacement of LIBOR. Disruption in the financial market could also have a material adverse effect on our financial position, results of operations and liquidity.

Our pension plans are underfunded and may require increased contribution payments.

We provide defined benefit plans for certain of our past or current U.K. employees. While these plans have been closed to future participants, the plans are underfunded as of June 30, 2021 by $3,055 to meet prospective obligations to plan participants. Obligations under these plans reflect certain actuarial and other assumptions. The funding requirements and cost of these plans are dependent upon these assumptions and various other factors, including the actual return on plan assets, discount rates, participant demographics and changes in pension regulations. Our future costs and funding obligations can increase or decrease significantly depending upon these factors.

Impairment of goodwill or other intangible assets may adversely impact future results of operations.

Envigo has intangible assets, including goodwill on our balance sheet due to acquisitions of businesses. The initial identification and valuation of these intangible assets and the determination of the estimated useful lives at the time of acquisition involve use of management judgment and estimates. The estimates are based on input from accredited valuation consultants and reviews of projected future income cash flows. The use of alternative estimates and assumptions might have increased or decreased the estimated fair value of our intangible assets. If the future growth and operating results of the business are not as strong as anticipated this could impact the assumptions in calculating the fair value of intangible assets. To the extent that intangible assets are impaired, their carrying value will be written down to their implied fair value and a charge made to the income from continuing operations that could materially affect our operating results. During 2020, in large part due to the impact of COVID-19 on our business and results of operations, we recorded an impairment charge of $39,679, which fully impaired our goodwill. In addition, impairment tests on recoverability triggered by the impact of COVID-19 indicated a partial impairment of our intellectual property resulting in a charge of $9,827. As of June 30, 2021, the carrying amount of other intangible assets was $21,087 on our consolidated balance sheets.

The COVID-19 pandemic’s impact on global markets could affect our future access to liquidity and materially adversely affect our results of operations and financial condition.

COVID-19 has spread throughout much of the world after initially surfacing in Wuhan, China in December 2019. The future impact of the outbreak of COVID-19 on our business is unknown. Global stock markets, which initially reacted very negatively, have recovered for the most part, but remain subject to volatility due to the continued impact of the pandemic. High unemployment, a partially idled workforce and restrictions on approved activities and travel continue to create economic uncertainty in global markets. While the economic impact brought by COVID-19 continues to be difficult to assess or predict, the COVID-19 pandemic could result in significant disruption of global financial markets, reducing our ability to access capital in the future, which could negatively affect our liquidity in the future. The situation is constantly evolving, however, so the extent to which the COVID-19 outbreak will impact businesses and the economy is highly uncertain and cannot be predicted. Accordingly, we cannot predict the extent to which our results of operations, financial condition and cash flows will be affected.

Envigo is subject to ongoing employment related litigation.

Envigo is the defendant in a class action complaint by a former Envigo employee alleging various California Labor Code violations as well as a count of a violation of the Fair Credit Reporting Act (“FCRA”). The plaintiff’s allegations include an alleged failure to pay minimum wage for all hours worked, failure to timely pay wages, failure to reimburse for business expenses, wage statements and recordkeeping violations, and a failure to provide required disclosures pursuant to the FCRA prior to procuring a consumer report or investigate consumer reports. Although this outcome of this complaint is uncertain, it could adversely affect Envigo’s financial condition.